Exhibit 4.101

NOTE: This form contract is a suggested guide only and use of this form or any variation thereof shall be at the sole discretion and risk of the user parties. Users of the form contract or any portion or variation thereof are encouraged to seek the advice of counsel to ensure that their contract reflects the complete agreement of the parties and applicable law. The International Association of Drilling Contractors disclaims any liability whatsoever for loss or damages which may result from use of the form contract or portions or variations thereof. Computer generated form, reproduced under license from IADC.

 Revised April, 2003

INTERNATIONAL ASSOCIATION OF DRILLING CONTRACTORS
DRILLING BID PROPOSAL
AND
DAYWORK DRILLING CONTRACT - U.S.

TO:

Please submit bid on this drilling contract form for performing the work outlined below, upon the terms and for the consideration set forth, with the understanding that if the bid is accepted by ______________________________ this instrument will constitute a Contract between us. Your bid should be mailed or delivered not later than ___________P.M. on _______________________, 20___ , to the following address: ________________________________________________________________________.

THIS CONTRACT CONTAINS PROVISIONS RELATING TO INDEMNITY,
RELEASE OF LIABILITY, AND ALLOCATION OF RISK –
SEE PARAGRAPHS 4.9, 6.3(c), 10, 12, AND 14

This Contract is made and entered into on the date hereinafter set forth by and between the parties herein designated as “Operator” and “Contractor.”

OPERATOR:	NGP BLUE MOUNTAIN 1 LLC
Address:	900 - 409 GRANVILLE STREET
VANCOUVER, BC, CANADA V6C 1T2
CONTRACTOR:	ENSIGN UNITED STATES DRILLING (CALIFORNIA) INC.
Address:	7001 CHARITY AVENUE
BAKERSFIELD, CA 93308

IN CONSIDERATION of the mutual promises, conditions and agreements herein contained and the specifications and special provisions set forth in Exhibit “A” and Exhibit “B” attached hereto and made a part hereof (the “Contract”), Operator engages Contractor as an independent contractor to drill the hereinafter designated well or wells in search of oil or gas on a Daywork Basis.

For purposes hereof, the term “Daywork” or “Daywork Basis” means Contractor shall furnish equipment, labor, and perform services s herein provided, for a specified sum per day under the direction, supervision and control of Operator (inclusive of any employee, agent, consultant or subcontractor engaged by Operator to direct drilling operations). When operating on a Daywork Basis, Contractor shall be fully paid at the applicable rates of payment and assumes only the obligations and liabilities stated herein. Except for such obligations and liabilities specifically assumed by Contractor, Operator shall be solely responsible and assumes liability for all consequences of operations by both parties while on a Daywork Basis, including results and all other risks or liabilities incurred in or incident to such operations.

1 .	LOCATION OF WELL:
Well Name
and Number: GEOTHERMAL MULTIPLE WELL PROGRAM (Guarantee 3 months work)
	Parish/		Field
	County: HUMBOLDT	State: NEVADA	Name: BLUE MOUNTAIN
Well location and
land description: VARIOUS SECTIONS, T36N, R34E

1.1 Additional Well Locations or Areas: ________________________________________________________________________

Locations described above are for well and Contract identification only and Contractor assumes no liability whatsoever for a proper survey or location stake on Operator’s lease.

2 .	COMMENCEMENT DATE:

Contractor agrees to use reasonable efforts to commence operations for the drilling of the well by the 1st day of January, 2009 or CONTINGENT UPON PRIOR COMMITMENTS

3 .	DEPTH:

3.1 Well Depth: The well(s) shall be drilled to a depth of approximately 6,000 feet, or to the N/A formation, whichever is deeper, but the Contractor shall not be required hereunder to drill said well(s) below a maximum depth 15,000 feet, unless of Contractor and Operator mutually agree to drill to a greater depth.

4 .	DAYWORK RATES:

Contractor shall be paid at the following rates for the work performed hereunder.

4.1 Mobilization: Operator shall pay Contractor a mobilization fee of $ SEE OTHER PROVISIONS or a mobilization day rate of $ N/A per day. This sum shall be due and payable in full at the time the rig is rigged up or positioned at the well site ready to spud. Mobilization shall include: TRUCKS, CRANE AND CREWS TO MOVE IN AND RIG UP. RIG ON PAYROLL WHEN START TAKING ON WATER.

4.2 Demobilization: Operator shall pay Contractor a demobilization fee of $ SEE OTHER PROVISIONS or a demobilization day rate during tear down of per day, provided however that no demobilization fee shall be payable if the Contract is terminated due to the total loss or $ N/A destruction of the rig. Demobilization shall include: TRUCKS, CRANE AND CREWS TO RIG DOWN AND MOVE OUT.

4.3 Moving Rate: During the time the rig is in transit to or from a drill site, or between drill sites, commencing or N/A , Operator shall pay Contractor a sum of $ N/A per twenty-four (24) hour day.

4.4 Operating Day Rate: For work performed per twenty-four (24) hour day with 5 man crew the operating day rate shall be:

Depth Intervals
From	To		Without Drill Pipe			With Drill Pipe
START OPERATIONS	RIG RELEASE		$20,500.00	per day		$20,500.00	per day
		$		per day	$		per day
		$		per day	$		per day

Using Operator’s drill pipe $ 20,500.00 per day.

The rate will begin when the drilling unit is rigged up at the drilling location, or positioned over the location during marine work, and ready to commence operations; and will cease when the rig is ready to be moved off the location.

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If under the above column "With Drill Pipe" no rates are specified, the rate per twenty-four hour day when drill pipe is in use shall be the applicable rate specified in the column "Without Drill Pipe" plus compensation for any drill pipe actually used at the rates specified below, computed on the basis of the maximum drill pipe in use at any time during each twenty-four hour day.

DRILL PIPE RATE PER 24-HOUR DAY

Directional or
	Straight Hole		Size	Grade		Uncontrollable Deviated Hole		Size	Grade
$	N/A	per ft.	N/A	N/A	$	N/A	per ft.	N/A	N/A
$		per ft.			$		per ft.
$		per ft.			$		per ft.

Drill pipe shall be considered in use not only when in actual use but also while it is being picked up or laid down. When drill pipe is standing in the derrick, it shall not be considered in use, provided, however, that if Contractor furnishes special strings of drill pipe, drill collars, and handling tools as provided for in Exhibit "A", the same shall be considered in use at all times when on location or until released by Operator. In no event shall fractions of an hour be considered in computing the amount of time drill pipe is in use but such time shall be computed to the nearest hour, with thirty minutes or more being considered a full hour and less than thirty minutes not to be counted.

4.5 Repair Time: In the event it is necessary to shut down Contractor's rig for repairs, excluding routine rig servicing, Contractor shall be allowed compensation at the applicable rate for such shut down time up to a maximum of 0 hours for any one rig repair job, but not to exceed 0 hours of such compensation for any calendar month. Thereafter, Contractor shall be compensated at a rate of $ 16,800.00 per twenty-four (24) hour day. Routine rig servicing shall include, but not be limited to, cutting and slipping drilling line, changing pump or swivel expendables, testing BOP equipment, lubricating rig, and .

4.6 Standby Time Rate: $ 20,500.00 per twenty-four(24) day. Standby time shall be defined to include time when the rig is shut down although in readiness to begin or resume operations but Contractor is waiting on orders of Operator or on materials, services or other items to be furnished by Operator.

4.7 Drilling Fluid Rates: When drilling fluids of a type and characteristic that increases Contractor’s cost of performance hereunder, including, but not limited to, oil-based mud or potassium chloride, are in use, Operator shall pay Contractor in addition to the operating rate specified above:

(a)	$ 20 per man per day for Contractor’s rig-site personnel.
(b)	$ 250 per day additional operating rate; and
(c)	Cost of all labor, material and services plus 12 hours operating rate to clean rig and related equipment.

4.8 Force Majeure Rate: $ 12,000.00 per twenty-four (24) hour day for any continuous period that normal operations are suspended or cannot be carried on due to conditions of Force Majeure as defined in Paragraph 17 hereof. It is, however, understood that subject to Subparagraph 6.3 below, Operator can release the rig in accordance with Operator's right to direct stoppage of the work, effective when conditions will permit the rig to be moved from the location.

4.9 Reimbursable Costs: Operator shall reimburse Contractor for the costs of material, equipment, work or services which are to be furnished by Operator as provided for herein but which for convenience are actually furnished by Contractor at Operator's request, plus 5 percent for such cost of handling. When, at Operator’s request and with Contractor’s agreement, the Contractor furnishes or subcontracts for certain items or services which Operator is required herein to provide, for purposes of the indemnity and release provisions of this Contract, said items or services shall be deemed to be Operator furnished items or services. Any subcontractors so hired shall be deemed to be Operator’s contractor, and Operator shall not be relieved of any of its liabilities in connection therewith.

4.10 Revision in Rates: The rates and/or payments herein set forth due to Contractor from Operator shall be revised to reflect the change in costs if the costs of any of the items hereinafter listed shall vary by more than 5 percent from the costs thereof on the date of this Contract or by the same percent after the date of any revision pursuant to this Subparagraph:

(a)	Labor costs, including all benefits, of Contractor's personnel;

(b)	Contractor's cost of insurance premiums;
(c)	Contractor's cost of fuel, including all taxes and fees; the cost per gallon/MCF being $ N/A ;
(d)	Contractor's cost of catering, when applicable;
(e)	If Operator requires Contractor to increase or decrease the number of Contractor's personnel;
(f)	Contractor's cost of spare parts and supplies with the understanding that such spare parts and supplies constitute 30 percent of the operating rate and that the parties shall use the U.S. Bureau of Labor Statistics Oil Field and Gas Field Drilling Machinery Producer Price Index (Series ID WPU119102) to determine to what extent a price variance has occurred in said spare parts and supplies;
(g)	If there is any change in legislation or regulations in the area in which Contractor is working or other unforeseen, unusual event that alters Contractor's financial burden.

5 .	TIME OF PAYMENT

Payment is due by Operator to Contractor as follows:

5.1 Payment for mobilization, drilling and other work performed at applicable rates, and all other applicable charges shall be due, upon presentation of invoice therefor, upon completion of mobilization, demobilization, rig release or at the end of the month in which such work was performed or other charges are incurred, whichever shall first occur. All invoices may be mailed to Operator at the address hereinabove shown, unless Operator does hereby designate that such invoices shall be mailed as follows: N/A .

5.2 Disputed Invoices and Late Payment: Operator shall pay all invoices within 30 days after receipt except that if Operator disputes an invoice or any part thereof, Operator shall, within fifteen days after receipt of the invoice, notify Contractor of the item disputed, specifying the reason therefor, and payment of the disputed item may be withheld until settlement of the dispute, but timely payment shall be made of any undisputed portion. Any sums (including amounts ultimately paid with respect to a disputed invoice) not paid within the above specified days shall bear interest at the rate of 1/2 percent or the maximum legal rate, whichever is less, per month from the due date until paid. If Operator does not pay undisputed items within the above stated time, Contractor may suspend operations or terminate this Contract as specified under Subparagraph 6.3.

6 .	TERM:

6.1 Duration of Contract: This Contract shall remain in full force and effect until drilling operations are completed on the well or wells specified in Paragraph 1 above, or for a term of 90 DAYS , commencing on the date specified in Paragraph 2 above.

6.2 Extension of Term: Operator may extend the term of this Contract for N/A well(s) or for a period of N/A by giving notice to Contractor at least N/A days prior to completion of the well then being drilled or by MUTUAL AGREEMENT

6.3 Early Termination:

(a) By Either Party: Upon giving of written notice, either party may terminate this Contract when total loss or destruction of the rig, or a major breakdown with indefinite repair time necessitate stopping operations hereunder.

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(b) By Operator: Notwithstanding the provisions of Paragraph 3 with respect to the depth to be drilled, Operator shall have the right to direct the stoppage of the work to be performed by Contractor hereunder at any time prior to reaching the specified depth, and even though Contractor has made no default hereunder. In such event, Operator shall reimburse Contractor as set forth in Subparagraph 6.4 hereof.

(c) By Contractor: Notwithstanding the provisions of Paragraph 3 with respect to the depth to be drilled, in the event Operator shall become insolvent, or be adjudicated a bankrupt, or file, by way of petition or answer, a debtor's petition or other pleading seeking adjustment of Operator's debts, under any bankruptcy or debtor's relief laws now or hereafter prevailing, or if any such be filed against Operator, or in case a receiver be appointed of Operator or Operator's property, or any part thereof, or Operator's affairs be placed in the hands of a Creditor's Committee, or, following three business days prior written notice to Operator if Operator does not pay Contractor within the time specified in Subparagraph 5.2 all undisputed items due and owing, Contractor may, at its option, (1) elect to terminate further performance of any work under this Contract and Contractor's right to compensation shall be as set forth in Subparagraph 6.4 hereof, or (2) suspend operations until payment is made by Operator in which event the standby time rate contained in Subparagraph 4.6 shall apply until payment is made by Operator and operations are resumed. In addition to Contractor's rights to suspend operations or terminate performance under this Paragraph, Operator hereby expressly agrees to protect, defend and indemnify Contractor from and against any claims, demands and causes of action, including all costs of defense, in favor of Operator, Operator's co-venturers, co-lessees and joint owners, or any other parties arising out of any drilling commitments or obligations contained in any lease, farmout agreement or other agreement, which may be affected by such suspension of operations or termination of performance hereunder.

6.4 Early Termination Compensation:

(a) Prior to Commencement: In the event Operator terminates this Contract prior to commencement of operations hereunder, Operator shall pay Contractor as liquidated damages and not as a penalty a sum equal to the standby time rate (Subparagraph 4.6) for a period of N/A days or a lump sum of $ N/A .

(b) Prior to Spudding: If such termination occurs after commencement of operations but prior to the spudding of the well, Operator shall pay to Contractor the sum of the following: (1) all expenses reasonably and necessarily incurred and to be incurred by Contractor by reason of the Contract and by reason of the premature termination of the work, including the expense of drilling or other crew members and supervision directly assigned to the rig; (2) ten percent (10%) of the amount of such reimbursable expenses; and (3) a sum calculated at the standby time rate for all time from the date upon which Contractor commences any operations hereunder down to such date subsequent to the date of termination as will afford Contractor reasonable time to dismantle its rig and equipment provided, however, if this Contract is for a term of more than one well or for a period of time, Operator shall pay Contractor, in addition to the above, the Force Majeure Rate, less any unnecessary labor, from that date subsequent to termination upon which Contractor completes dismantling its rig and equipment until the end of the term or ACTUAL COST INCURRED .

(c) Subsequent to spudding: If such termination occurs after the spudding of the well, Operator shall pay Contractor (1) the amount for all applicable rates and all other charges and reimbursements due to Contractor; but in no event shall such sum, exclusive of reimbursements due, be less than would have been earned for N/A days at the applicable rate "Without Drill Pipe" and the actual amount due for drill pipe used in accordance with the above rates; or (2) at the election of Contractor and in lieu of the foregoing, Operator shall pay Contractor for all expenses reasonably and necessarily incurred and to be incurred by reason of this Contract and by reason of such premature termination plus a lump sum of $ N/A provided, however, if this Contract is for a term of more than one well or for a period of time, Operator shall pay Contractor, in addition to the above, the Force Majeure Rate less any unnecessary labor from the date of termination until the end of the term or ACTUAL COST INCURRED

7 .	CASING PROGRAM

Operator shall have the right to designate the points at which casing will be set and the manner of setting, cementing and testing. Operator may modify the casing program, however, any such modification which materially increases Contractor's hazards or costs can only be made by mutual consent of Operator and Contractor and upon agreement as to the additional compensation to be paid Contractor as a result thereof.

8 .	DRILLING METHODS AND PRACTICES:

8.1 Contractor shall maintain well control equipment in good condition at all times and shall use all reasonable means to prevent and control fires and blowouts and to protect the hole.

8.2 Subject to the terms hereof, and at Operator's cost, at all times during the drilling of the well, Operator shall have the right to control the mud program, and the drilling fluid must be of a type and have characteristics and be maintained by Contractor in accordance with the specifications shown in Exhibit "A". 8.3 Each party hereto agrees to comply with all laws, rules, and regulations of any federal, state or local governmental authority which are now or may become applicable to that party's operations covered by or arising out of the performance of this Contract. When required by law, the terms of Exhibit "B" shall apply to this Contract. In the event any provision of this Contract is inconsistent with or contrary to any applicable federal, state or local law, rule or regulation, said provision shall be deemed to be modified to the extent required to comply with said law, rule or regulation, and as so modified said provision and this Contract shall continue in full force and effect.

8.4 Contractor shall keep and furnish to Operator an accurate record of the work performed and formations drilled on the IADC-API Daily Drilling Report Form or other form acceptable to Operator. A legible copy of said form shall be furnished by Contractor to Operator.

8.5 If requested by Operator, Contractor shall furnish Operator with a copy of delivery tickets covering any material or supplies provided by Operator and received by Contractor.

9 .	INGRESS, EGRESS, AND LOCATION:

Operator hereby assigns to Contractor all necessary rights of ingress and egress with respect to the tract on which the well is to be located for the performance by Contractor of all work contemplated by this Contract. Should Contractor be denied free access to the location for any reason not reasonably within Contractor's control, any time lost by Contractor as a result of such denial shall be paid for at the standby time rate. Operator agrees at all times to maintain the road and location in such a condition that will allow free access and movement to and from the drilling site in an ordinarily equipped highway type vehicle. If Contractor is required to use bulldozers, tractors, four-wheel drive vehicles, or any other specialized transportation equipment for the movement of necessary personnel, machinery, or equipment over access roads or on the drilling location, Operator shall furnish the same at its expense and without cost to Contractor. The actual cost of repairs to any transportation equipment furnished by Contractor or its personnel damaged as a result of improperly maintained access roads or location will be charged to Operator. Operator shall reimburse Contractor for all amounts reasonably expended by Contractor for repairs and/or reinforcement of roads, bridges and related or similar facilities (public and private) required as a direct result of a rig move pursuant to performance hereunder. Operator shall be responsible for any costs associated with leveling the rig because of location settling.

10 .	SOUND LOCATION:

Operator shall prepare a sound location adequate in size and capable of properly supporting the drilling rig, and shall be responsible for a casing and cementing program adequate to prevent soil and subsoil wash out. It is recognized that Operator has superior knowledge of the location and access routes to the location, and must advise Contractor of any subsurface conditions, or obstructions (including, but not limited to, mines, caverns, sink holes, streams, pipelines, power lines and communication lines) which Contractor might encounter while en route to the location or during operations hereunder. In the event subsurface conditions cause a cratering or shifting of the location surface, or if seabed conditions prove unsatisfactory to properly support the rig during marine operations hereunder, and loss or damage to the rig or its associated equipment results therefrom, Operator shall, without regard to other provisions of this Contract, including Subparagraph 14.1 hereof, reimburse Contractor for all such loss or damage including removal of debris and payment of Force Majeure Rate during repair and/or demobilization if applicable.

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11 .	EQUIPMENT CAPACITY

Operations shall not be attempted under any conditions which exceed the capacity of the equipment specified to be used hereunder or where canal or water depths are in excess of N/A feet. Without prejudice to the provisions of Paragraph 14 hereunder, Contractor shall have the right to make the final decision as to when an operation or attempted operation would exceed the capacity of specified equipment.

12 .	TERMINATION OF LOCATION LIABILITY:

When Contractor has concluded operations at the well location, Operator shall thereafter be liable for damage to property, personal injury or death of any person which occurs as a result of conditions of the location and Contractor shall be relieved of such liability; provided, however, if Contractor shall subsequently reenter upon the location for any reason, including removal of the rig, any term of the Contract relating to such reentry activity shall become applicable during such period.

13 .	INSURANCE

During the life of this Contract, Contractor shall at Contractor's expense maintain, with an insurance company or companies authorized to do business in the state where the work is to be performed or through a self-insurance program, insurance coverages of the kind and in the amount set forth in Exhibit "A", insuring the liabilities specifically assumed by Contractor in Paragraph 14 of this Contract. Contractor shall procure from the company or companies writing said insurance a certificate or certificates that said insurance is in full force and effect and that the same shall not be canceled or materially changed without ten (10) days prior written notice to Operator. For liabilities assumed hereunder by Contractor, its insurance shall be endorsed to provide that the underwriters waive their right of subrogation against Operator. Operator will, as well, cause its insurer to waive subrogation against Contractor for liability it assumes and shall maintain, at Operator's expense, or shall self insure, insurance coverage as set forth in Exhibit “A” of the same kind and in the same amount as is required of Contractor, insuring the liabilities specifically assumed by Operator in Paragraph 14 of this Contract. Operator shall procure from the company or companies writing said insurance a certificate or certificates that said insurance is in full force and effect and that the same shall not be canceled or materially changed without ten (10) days prior written notice to Contractor. Operator and Contractor shall cause their respective underwriters to name the other additionally insured but only to the extend of the indemnification obligations assumed herein.

14 .	RESPONSIBILITY FOR LOSS OR DAMAGE, INDEMNITY, RELEASE OF LIABILITY AND ALLOCATION OF RISK:

14.1 Contractor's Surface Equipment: Contractor shall assume liability at all times for damage to or destruction of Contractor's surface equipment, regardless of when or how such damage or destruction occurs, and Contractor shall release Operator of any liability for any such loss, except loss or damage under the provisions of Paragraph 10 or Subparagraph 14.3.

14.2 Contractor's In-Hole Equipment: Operator shall assume liability at all times for damage to or destruction of Contractor's in-hole equipment, including, but not limited to, drill pipe, drill collars, and tool joints, and Operator shall reimburse Contractor for the value of any such loss or damage; the value to be determined by agreement between Contractor and Operator as current repair costs or 100 percent of current new replacement cost of such equipment delivered to the well site.

14.3 Contractor's Equipment - Environmental Loss or Damage: Notwithstanding the provisions of Subparagraph 14.1 above, Operator shall assume liability at all times for damage to or destruction of Contractor's equipment resulting from the presence of H2S, CO2 or other corrosive elements that enter the drilling fluids from subsurface formations or the use of corrosive, destructive or abrasive additives in the drilling fluids.

14.4 Operator's Equipment: Operator shall assume liability at all times for damage to or destruction of Operator's or its co-venturers’, co-lessees’ or joint owners’ equipment, including, but not limited to, casing, tubing, well head equipment, and platform if applicable, regardless of when or how such damage or destruction occurs, and Operator shall release Contractor of any liability for any such loss or damage.

14.5 The Hole: In the event the hole should be lost or damaged, Operator shall be solely responsible for such damage to or loss of the hole, including the casing therein. Operator shall release Contractor and its suppliers, contractors and subcontractors of any tier of any liability for damage to or loss of the hole, and shall protect, defend and indemnify Contractor and its suppliers, contractors and subcontractors of any tier from and against any and all claims, liability, and expense relating to such damage to or loss of the hole.

14.6 Underground Damage: Operator shall release Contractor and its suppliers, contractors and subcontractors of any tier of any liability for, and shall protect, defend and indemnify Contractor and its suppliers, contractors and subcontractors of any tier from and against any and all claims, liability, and expense resulting from operations under this Contract on account of injury to, destruction of, or loss or impairment of any property right in or to oil, gas, or other mineral substance or water, if at the time of the act or omission causing such injury, destruction, loss, or impairment, said substance had not been reduced to physical possession above the surface of the earth, and for any loss or damage to any formation, strata, or reservoir beneath the surface of the earth.

14.7 Inspection of Materials Furnished by Operator: Contractor agrees to visually inspect all materials furnished by Operator before using same and to notify Operator of any apparent defects therein. Contractor shall not be liable for any loss or damage resulting from the use of materials furnished by Operator, and Operator shall release Contractor from , and shall protect, defend and indemnify Contractor from and against, any such liability.

14.8 Contractor's Indemnification of Operator: Contractor shall release Operator of any liability for, and shall protect, defend and indemnify Operator from and against all claims, demands, and causes of action of every kind and character, without limit and without regard to the cause or causes thereof or the negligence of any party or parties, arising in connection herewith in favor of Contractor's employees or Contractor's subcontractors of any tier (inclusive of any agent or consultant engaged by Contractor) or their employees, or Contractor's invitees, on account of bodily injury, death or damage to property. Contractor's indemnity under this Paragraph shall be without regard to and without any right to contribution from any insurance maintained by Operator pursuant to Paragraph 13. If it is judicially

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determined that the monetary limits of insurance required hereunder or of the indemnities voluntarily assumed under Subparagraph 14.8 (which Contractor and Operator hereby agree will be supported either by available liability insurance, under which the insurer has no right of subrogation against the indemnities, or voluntarily self-insured, in part or whole) exceed the maximum limits permitted under applicable law, it is agreed that said insurance requirements or indemnities shall automatically be amended to conform to the maximum monetary limits permitted under such law.

14.9 Operator's Indemnification of Contractor: Operator shall release Contractor of any liability for, and shall protect, defend and indemnify Contractor from and against all claims, demands, and causes of action of every kind and character, without limit and without regard to the cause or causes thereof or the negligence of any party or parties, arising in connection herewith in favor of Operator's employees or Operator's contractors of any tier (inclusive of any agent, consultant or subcontractor engaged by Operator) or their employees, or Operator's invitees, other than those parties identified in Subparagraph 14.8 on account of bodily injury, death or damage to property. Operator's indemnity under this Paragraph shall be without regard to and without any right to contribution from any insurance maintained by Contractor pursuant to Paragraph 13. If it is judicially determined that the monetary limits of insurance required hereunder or of the indemnities voluntarily assumed under Subparagraph 14.9 (which Contractor and Operator hereby agree will be supported either by available liability insurance, under which the insurer has no right of subrogation against the indemnitees, or voluntarily self-insured, in part or whole) exceed the maximum limits permitted under applicable law, it is agreed that said insurance requirements or indemnities shall automatically be amended to conform to the maximum monetary limits permitted under such law.

14.10 Liability for Wild Well: Operator shall be liable for the cost of regaining control of any wild well, as well as for cost of removal of any debris and cost of property remediation and restoration, and Operator shall release, protect, defend and indemnify Contractor and its suppliers, contractors and subcontractors of any tier from and against any liability for such cost.

14.11 Pollution or Contamination: Notwithstanding anything to the contrary contained herein, except the provisions of Paragraphs 10 and 12, it is understood and agreed by and between Contractor and Operator that the responsibility for pollution or contamination shall be as follows:

(a) Contractor shall assume all responsibility for, including control and removal of, and shall protect, defend and indemnify Operator from and against all claims, demands and causes of action of every kind and character arising from pollution or contamination, which originates above the surface of the land or water from spills of fuels, lubricants, motor oils, pipe dope, paints, solvents, ballast, bilge and garbage, except unavoidable pollution from reserve pits, wholly in Contractor's possession and control and directly associated with Contractor's equipment and facilities.

(b) Operator shall assume all responsibility for, including control and removal of, and shall protect, defend and indemnify Contractor and its suppliers, contractors and subcontractors of any tier from and against all claims, demands, and causes of action of every kind and character arising directly or indirectly from all other pollution or contamination which may occur during the conduct of operations hereunder, including, but not limited to, that which may result from fire, blowout, cratering, seepage or any other uncontrolled flow of oil, gas, water or other substance, as well as the use or disposition of all drilling fluids, including, but not limited to, oil emulsion, oil base or chemically treated drilling fluids, contaminated cuttings or cavings, lost circulation and fish recovery materials and fluids. Operator shall release Contractor and its suppliers, contractors and subcontractors of any tier of any liability for the foregoing.

(c) In the event a third party commits an act or omission which results in pollution or contamination for which either Contractor or Operator, for whom such party is performing work, is held to be legally liable, the responsibility therefor shall be considered, as between Contractor and Operator, to be the same as if the party for whom the work was performed had performed the same and all of the obligations respecting protection, defense, indemnity and limitation of responsibility and liability, as set forth in (a) and (b) above, shall be specifically applied.

14.12 Consequential Damages: Subject to and without affecting the provisions of this Contract regarding the payment rights and obligations of the parties or the risk of loss, release and indemnity rights and obligations of the parties, each party shall at all times be responsible for and hold harmless and indemnify the other party from and against its own special, indirect or consequential damages, and the parties agree that special, indirect or consequential damages shall be deemed to include, without limitation, the following: loss of profit or revenue; costs and expenses resulting from business interruptions; loss of or delay in production; loss of or damage to the leasehold; loss of or delay in drilling or operating rights; cost of or loss of use of property, equipment, materials and services, including without limitation those provided by contractors or subcontractors of every tier or by third parties. Operator shall at all times be responsible for and hold harmless and indemnify Contractor and its suppliers, contractors and subcontractors of any tier from and against all claims, demands and causes of action of every kind and character in connection with such special, indirect or consequential damages suffered by Operator’s co-owners, co-venturers, co-lessees, farmors, farmees, partners and joint owners.

14.13 Indemnity Obligation: Except as otherwise expressly limited in this Contract, it is the intent of parties hereto that all releases, indemnity obligations and/or liabilities assumed by such parties under terms of this Contract, including, without limitation, Subparagraphs 4.9 and 6.3(c), Paragraphs 10 and 12, and Subparagraphs 14.1 through 14.12 hereof, be without limit and without regard to the cause or causes thereof, including, but not limited to, pre-existing conditions, defect or ruin of premises or equipment, strict liability, regulatory or statutory liability, products liability, breach of representation or warranty (express or implied), breach of duty (whether statutory, contractual or otherwise) any theory of tort, breach of contract, fault, the negligence of any degree or character (regardless of whether such negligence is sole, joint or concurrent, active, passive or gross) of any party or parties, including the party seeking the benefit of the release, indemnity or assumption of liability, or any other theory of legal liability. The indemnities, and releases and assumptions of liability extended by the parties hereto under the provisions of Subparagraphs 4.9 and 6.3 and Paragraphs 10, 12 and 14 shall inure to the benefit of such parties, their co-venturers, co-lessees, joint owners, their parent, holding and affiliated companies and the officers, directors, stockholders, partners, managers, representatives, employees, consultants, agents, servants and insurers of each. Except as otherwise provided herein, such indemnification and assumptions of liability shall not be deemed to create any rights to indemnification in any person or entity not a party to this Contract, either as a third party beneficiary or by reason of any agreement of indemnity between one of the parties hereto and another person or entity not a party to this Contract.

15 .	AUDIT

If any payment provided for hereunder is made on the basis of Contractor's costs, Operator shall have the right to audit Contractor's books and records relating to such costs. Contractor agrees to maintain such books and records for a period of two (2) years from the date such costs were incurred and to make such books and records readily available to Operator at any reasonable time or times within the period.

16 .	NO WAIVER EXCEPT IN WRITING

It is fully understood and agreed that none of the requirements of this Contract shall be considered as waived by either party unless the same is done in writing, and then only by the persons executing this Contract, or other duly authorized agent or representative of the party.

17 .	FORCE MAJEURE

Except as provided in this Paragraph 17 and without prejudice to the risk of loss, release and indemnity obligations under this Contract, each party to this Contract shall be excused from complying with the terms of this Contract, except for the payment of monies when due, if and for so long as such compliance is hindered or prevented by a Force Majeure Event. As used in this Contract, "Force Majeure Event" includes: acts of God, action of the elements, wars (declared or undeclared), insurrection, revolution, rebellions or civil strife, piracy, civil war or hostile action, terrorist acts, riots, strikes, differences with workmen, acts of public enemies, federal or state laws, rules, regulations dispositions or orders of any governmental authorities having jurisdiction in the premises or of any other group, organization or informal association (whether or not formally recognized as a government), inability to procure material, equipment, fuel or necessary labor in the open market, acute and unusual labor or material, equipment or fuel shortages, or any other causes (except financial) beyond the control of either party. Neither Operator nor Contractor shall be required against its will to adjust any labor or similar disputes except in accordance with applicable law. In the event that either party hereto is rendered unable, wholly or in part, by any of these causes to carry out its obligation under this Contract, it is agreed that such party shall give notice and details of Force Majeure in writing to the other party as promptly as possible after its occurrence. In such cases, the obligations of the party giving the notice shall be suspended during the continuance of any inability so caused except that Operator shall be obligated to pay to Contractor the Force Majeure Rate provided for in Subparagraph 4.8 above.

18 .	GOVERNING LAW:

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This Contract shall be construed, governed, interpreted, enforced and litigated, and the relations between the parties determined in accordance with the laws of NEVADA .

19 .	INFORMATION CONFIDENTIAL:

Upon written request by Operator, information obtained by Contractor in the conduct of drilling operations on this well, including, but not limited to, depth, formations penetrated, the results of coring, testing and surveying, shall be considered confidential and shall not be divulged by Contractor or its employees, to any person, firm, or corporation other than Operator's designated representatives.

20 .	SUBCONTRACTS:

Either party may employ other contractors to perform any of the operations or services to be provided or performed by it according to Exhibit "A".

21 .	ATTORNEY'S FEES

If this Contract is placed in the hands of an attorney for collection of any sums due hereunder, or suit is brought on same, or sums due hereunder are collected through bankruptcy or arbitration proceedings, then the prevailing party shall be entitled to recover reasonable attorney's fees and costs.

22 .	CLAIMS AND LIENS:

Contractor agrees to pay all valid claims for labor, material, services, and supplies to be furnished by Contractor hereunder, and agrees to allow no lien by such third parties to be fixed upon the lease, the well, or other property of the Operator or the land upon which said well is located.

23 .	ASSIGNMENT:

Neither party may assign this Contract without the prior written consent of the other, and prompt notice of any such intent to assign shall be given to the other party. In the event of such assignment. the assigning party shall remain liable to the other party as a guarantor of the performance by the assignee of the terms of this Contract. If any assignment is made that materially alters Contractor's financial burden, Contractor's compensation shall be adjusted to give effect to any increase or decrease in Contractor's operating costs.

24 .	NOTICES AND PLACE OF PAYMENT:

Notices, reports, and other communications required or permitted by this Contract to be given or sent by one party to the other shall be delivered by hand, mailed, digitally transmitted or telecopied to the address hereinabove shown. All sums payable hereunder to Contractor shall be payable at its address hereinabove shown unless otherwise specified herein.

25 .	CONTINUING OBLIGATIONS:

Notwithstanding the termination of this Contract, the parties shall continue to be bound by the provisions of this Contract that reasonably require some action or forbearance after such termination.

26 .	ENTIRE AGREEMENT:

This Contract constitutes the full understanding of the parties, and a complete and exclusive statement of the terms of their agreement, and shall exclusively control and govern all work performed hereunder. All representations, offers, and undertakings of the parties made prior to the effective date hereof, whether oral or in writing, are merged herein, and no other contracts, agreements or work orders, executed prior to the execution of this Contract, shall in any way modify, amend, alter or change any of the terms or conditions set out herein.

27 .	SPECIAL PROVISIONS:

27.1 It is agreed that all disputed invoices and other disagreement concerning the respective obligations of the parties under the Contract shall be resolved in accordance with the rules of the American Arbitration Association, and that both parties will act in good faith and use their best efforts to appoint an arbitrator within 30 days after completion or termination of the work contemplated by the Contract. Each party shall bear its own attorney’s fees and costs in connection with resolving such disputes unless a specific award for costs is made in favor of one party under a decision of duly appointed arbitrator or a court of competent jurisdiction.

27.2 Contractor agrees that it shall not have the right to file a lien against the property in connection with any disputed invoice, or any part thereof, described in Section 5.2 of the Contract.

27.3 Operator shall not be responsible for any cost incurred by the Contractor under the terms of the Contract with any third party providers of materials or services (“Other Contractor”) unless such costs or services to be performed by Other Contractors have been authorized by the prior written consent of the Operator.

27.4 Contractor shall ensure that the drilling rig and all related equipment necessary to complete the work contemplated by the Contractor is supplied in good working order, and shall conduct regular maintenance and repairs upon such equipment for wear and tear in accordance with reasonable industry practices.

27.5 Contractor shall provide duly qualified and/or trained personnel necessary to conduct the drilling operations contemplated by the Contract and shall ensure that all such personnel have received adequate instruction and/or contemplated training courses concerning safety programs and procedures.

27.6 Contractor holds a valid current contractor’s license issued by the State of Nevada. Ensign Nevada Contractor’s License Number: 0054185.

27.7 Financial Arrangement:

a. Operator agrees to prepay 90% of initial mobilization trucking and crane costs upon presentation of invoice in the amount of $396,000.

b. Operator agrees to pay Contractor $250,000 initial payment upon presentation of invoice and before commencement of operations. Upon satisfactory conclusion of the project, the $250,000 will be applied to the last invoice.

c. Contractor agrees to invoice Operator at two week intervals until the project is completed.

28 .	ACCEPTANCE OF CONTRACT:

The foregoing Contract, including the provisions relating to indemnity, release of liability and allocation of risk of Subparagraphs 4.9 and 6.3(c), Paragraphs 10 and 12, and Subparagraphs 14.1 through 14.12, is acknowledged, agreed to and accepted by Operator this _______ day of _____, 20__.

OPERATOR:	NGP BLUE MOUNTAIN 1 LLC
By:
Title:

The foregoing Contract, including the provisions relating to indemnity, release of liability and allocation of risk of Subparagraphs 4.9, 6.3(c), Paragraphs 10 and 12, and Subparagraphs 14.1 through 14.12, is acknowledged, agreed to and accepted by Contractor this 17TH day of NOVEMBER , 20 08 , which is the effective date of this Contract, subject to rig availability, and subject to all of its terms and provisions, with the understanding that it will not be binding upon Operator until Operator has noted its acceptance, and with the further understanding that unless said Contract is thus executed by Operator within 15 days of the above date Contractor shall be in no manner bound by its signature thereto.

CONTRACTOR:	ENSIGN UNITED STATES DRILLING (CALIFORNIA) INC.
By:	LARRY LORENZ
Title:	OPERATIONS MANAGER

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EXHIBIT "A"

To Daywork Contract dated NOVEMBER 17 , 20 08

Operator NGP BLUE MOUNTAIN 1 LLC                    Contractor ENSIGN UNITED STATES DRILLING (CALIFORNIA) INC.

Well Name and Number GEOTHERMAL MULTIPLE WELL PROGRAM

SPECIFICATIONS AND SPECIAL PROVISIONS

1. CASING PROGRAM (See Paragraph 7)

AS PER OPERATOR AT OPERATOR’S EXPENSE

	Hole		Casing		Weight		Grade	Approximate		Wait on Cement
	Size		Size					Setting Depth		Time
Conductor		in.		in.		lbs/ft.			ft.		hrs
Surface		in.		in.		lbs/ft.			ft.		hrs
Protection		in.		in.		lbs/ft.			ft.		hrs
		in.		in.		lbs/ft.			ft.		hrs
Production		in.		in.		lbs/ft.			ft.		hrs
Liner		in.		in.		lbs/ft.			ft.		hrs
		in.		in.		lbs/ft.			ft.		hrs

2. MUD CONTROL PROGRAM (See Subparagraph 8.2)

AS PER OPERATOR AT OPERATOR’S EXPENSE

Depth Interval
(ft)
			Weight	Viscosity	Water Loss
			(Ibs.lgal.)	(Secs)	(cc)
From	To	Type Mud

Other mud specifications: CALCIUM CARBONATE IS RECOGNIZED AND ACCEPTED AS A STANDARD MUD ADDITIVE.

3. INSURANCE (See Paragraph 13)

3.1 Adequate Workers’ Compensation Insurance complying with State Laws applicable or Employers’ Liability Insurance with limits of $ STATUTORY covering all of Contractor’s employees working under this Contract.

3.2 Commercial (or Comprehensive) General Liability Insurance, including contractual obligations as respects this Contract and proper coverage for all other obligations assumed in this Contract. The limit shall be $ 1,000,000 combined single limit per occurrence for Bodily Injury and Property Damage.

3.3 Automobile Public Liability Insurance with limits of $ 1,000,000 for the death or injury of each person and $ 1,000,000 for each accident; and Automobile Public Liability Property Damage Insurance with limits of $ 1,000,000 for each accident.

3.4 In the event operations are over water, Contractor shall carry in addition to the Statutory Workers’ Compensation Insurance, endorsements covering liability under the Longshoremen’s & Harbor Workers’ Compensation Act and Maritime liability including maintenance and cure with limits of $ N/A for each death or injury to one person and $ N/A for any one accident.

3.5 Other insurance: _______________________________________________________________

4. EQUIPMENT, MATERIALS AND SERVICES TO BE FURNISHED BY CONTRACTOR:

The machinery, equipment, tools, materials, supplies, instruments, services and labor hereinafter listed, including any transportation required for such items, shall be provided at the well location at the expense of Contractor unless otherwise noted by this Contract.

4.1 Drilling Rig

Complete drilling rig, designated by Contractor as its Rig No. 587 , the major items of equipment being:

Drawworks: Make and Model EQUIPMENT LIST ATTACHED

Engines: Make, Model, and H.P. ____________________________

             No. on Rig ____________________________

Pumps: No. 1 Make, Size, and Power ____________________________

             No. 2 Make, Size, and Power ____________________________

Mud Mixing Pump: Make, Size, and Power ____________________________

Boilers: Number, Make, H.P. and W.P. ____________________________

Derrick or Mast: Make, Size, and Capacity ____________________________

Substructure: Size and Capacity ____________________________

Rotary Drive: Type ____________________________

Drill Pipe: Size 5 in. 13,500 ft.; Size: _______ in. _______ ft.

Drill Collars: Number and Size 12 – 6” X 2-1/4” AND 8 - 8” X 2-1/2” AND 2 – 9” X 2-1/2”

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Blowout Preventers: SUPPLIED BY OPERATOR

Size	Series or Test Pr.	Make & Model	Number

B.O.P. Closing Unit:
B.O.P. Accumulator:

4.2	Derrick timbers.
4.3	Normal strings of drill pipe and drill collars specified above
4.4	Conventional drift indicator.
4.5	Circulating mud pits.
4.6	Necessary pipe racks and rigging up material.
4.7	Normal storage for mud and chemicals.
4.8	Shale Shaker. <additional equipment item>
4.9
4.10
4.11
4.12
4.13
4.14
4.15
4.16
4.17

5. EQUIPMENT, MATERIALS AND SERVICES TO BE FURNISHED BY OPERATOR:

The machinery, equipment, tools, materials, supplies, instruments, services and labor hereinafter listed, including any transportation required for such items, shall be provided at the well location at the expense of Operator unless otherwise noted by this Contract.

5.1	Furnish and maintain adequate roadway and/or canal to location, right-of-way, including rights-of-way for fuel and water lines, river crossings, highway crossings, gates and cattle guards.
5.2	Stake location, clear and grade location, and provide turnaround, including surfacing when necessary.
5.3	Test tanks with pipe and fittings.
5.4	Mud storage tanks with pipe and fittings.
5.5	Separator with pipe and fittings.
5.6	Labor and materials to connect and disconnect mud tank, test tank, and mud gas separator.
5.7	Labor to disconnect and clean test tanks and mud gas separator.
5.8	Drilling mud, chemicals, lost circulation materials and other additives.
5.9	Pipe and connections for oil circulating lines.
5.10	Labor to lay, bury and recover oil circulating lines.
5.11	Drilling bits, reamers, reamer cutters, stabilizers and special tools.
5.12	Contract fishing tool services and tool rental.
5.13	Wire line core bits or heads, core barrels and wire line core catchers if required.
5.14	Conventional core bits, core catchers and core barrels.
5.15	Diamond core barrel with head.
5.16	Cement and cementing service.
5.17	Electrical wireline logging services.
5.18	Directional, caliper, or other special services.
5.19	Gun or jet perforating services.
5.20	Explosives and shooting devices.
5.21	Formation testing, hydraulic fracturing, acidizing and other related services.
5.22	Equipment for drill stem testing.
5.23	Mud logging services.
5.24	Sidewall coring service.
5.25	Welding service for welding bottom joints of casing, guide shoe, float shoe, float collar and in connection with installing of well head equipment if required.
5.26	Casing, tubing, liners, screen, float collars, guide and float shoes and associated equipment.
5.27	Casing scratchers and centralizers.
5.28	Well head connections and all equipment to be installed in or on well or on the premises for use in connection with testing, completion and operation of well.
5.29	Special or added storage for mud and chemicals.
5.30	Casinghead, API series, to conform to that shown for the blowout preventers specified in Subparagraph 4.1 above.
5.31	Blowout preventer testing packoff and testing services.
5.32	Replacement of BOP rubbers, elements and seals, if required, after initial test
5.33	Casing Thread Protectors and Casing Lubricants.
5.34	H2 S training and equipment as necessary or as required by law.
5.35	Site septic systems.
5.36
5.37
5.38
5.39
5.40
5.41
5.42
5.43
5.44
5.45
5.46
5.47
5.48
5.49
5.50

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6. EQUIPMENT, MATERIALS AND SERVICES TO BE FURNISHED BY DESIGNATED PARTY:

The machinery, equipment, tools, materials, supplies, instruments, services, and labor listed as the following numbered items, including any transportation required for such items unless otherwise specified, shall be provided at the well location and at the expense of the party hereto as designated by an X mark in the appropriate column.

To Be Provided By and
At The Expense Of
	Item	Operator	Contractor
6.1	Cellar and Runways	X
6.2	Ditches and sumps	X
6.3	Fuel (located at DRILL SITE)	X
6.4	Fuel Lines (length)		X
6.5	Water at source, including required permits	X
6.6	Water well, including required permits	X
6.7	Water lines, including required permits	X
6.8	Water storage tanks 500 BBL capacity		X
6.9	Potable water	X
6.10	Labor to operate water well or water pump	X
6.11	Maintenance of water well, if required	X
6.12	Water Pump	X
6.13	Fuel for water pump	X
6.14	Mats for engines and boilers, or motors and mud pumps	N/A	N/A
6.15	Transportation of Contractor’s property:
	Move in	SEE OTHER PROVS.
	Move out	SEE OTHER PROVS.
6.16	Materials for boxing in rig and derrick	N/A	N/A
6.17	Special strings of drill pipe and drill collars as follows:
	ANY TUBULARS OTHER THAN LISTED IN SECTION 4.1 EXHIBIT “A”	X

6.18	Kelly joints, subs, elevators, tongs, slips and BOP rams for use with special drill pipe	X
6.19	Drill pipe protectors for Kelly joint and each joint of drill pipe running inside of Surface Casing as required, for use with normal strings of drill pipe	X
6.20	Drill pipe protectors for Kelly joint and drill pipe running inside of Protection Casing	N/A	N/A
6.21	Rate of penetration recording device	X
6.22	Extra labor for running and cementing casing (Casing crews)	X
6.23	Casing tools	X
6.24	Power casing tongs	X
6.25	Laydown and pickup machine	X
6.26	Tubing tools	N/A	N/A
6.27	Power tubing tong	N/A	N/A
6.28	Crew Boats, Number _________________________	N/A	N/A
6.29	Service Barge	N/A	N/A
6.30	Service Tug Boat	N/A	N/A
6.31	Rat Hole	X
6.32	Mouse Hole	X
6.33	Reserve Pits	X
6.34	Upper Kelly Cock		X
6.35	Lower Kelly Valve		X
6.36	Drill Pipe Safety Valve		X
6.37	Inside Blowout Preventer		X
6.38	Drilling hole for or driving for conductor pipe	X
6.39	Charges, cost of bonds for public roads	X
6.40	Portable Toilet	X
6.41	Trash Receptacle	X
6.42	Linear Motion Shale Shaker	X
6.43	Shale Shaker Screens	X
6.44	Mud Cleaner	X
6.45	Mud/Gas Separator	X
6.46	Desander	X
6.47	Desilter	X
6.48	Degasser	X
6.49	Centrifuge	X
6.50	Rotating Head	X
6.51	Rotating Head Rubbers	X
6.52	Hydraulic Adjustable Choke	X
6.53	Pit Volume Totalizer	X
6.54	Communication, type CELL PHONE (FOR CONTRACTOR’S USE ONLY)		X
6.55	Forklift, capacity 4-TON	X
6.56	Corrosion Inhibitor for protecting drill string	X
6.57	COST OF PERMITS AND ALL PERMIT REQUIREMENTS	X
6.58
6.59
6.60

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7. OTHER PROVISIONS:

7.1 Operator agrees that Operator’s personnel as well as third party services shall be subject to Contractor’s policies and regulations regarding safety, environmental and health. This includes the full use of PPE, and drug and alcohol use. Operations may be suspended if no corrective action is taken. Rig hours will continue to be billed at dayrate until the situation is resolved or the rig is released.

7.2 If labor wage adjustments are made, those revisions will be passed on to the Operator.

7.3 On daywork contracts, any below ground problems (specifically fishing) will be the sole responsibility of Operator including but not limited to dayrate.

7.4 Any modification to rig requested by Operator and approved by Contractor will be at Operator’s expense, including cost to restore rig to pre-modification status if Contractor so chooses.

7.5 Contractor will not be liable for any problems associated with Operator’s casing unless the problem is due to the gross negligence or willful misconduct of Contractor.

7.6 Pumps will be limited to 80% of the manufacturer’s specifications.

7.7 Time to change-out swivel packing, pump liners, pump swabs, brake blocks, and drilling line is not included as Repair Time. 7.8 Tubulars

7.8.1	Tubulars will be limited to 80% of manufacturer’s specifications.
7.8.2	A corrosion control program will be run that will maintain a metal corrosion rate of less than 1.5 pounds per square foot per year. Operator will supply at Operator’s expense.
7.8.3	Contractor will provide premium grade drill pipe, Hevi-wate drill pipe, drill collars, and subs at commencement of the drilling program. Any subsequent inspection, repair, and hardbanding other than normal wear and tear will be at Operator’s expense.
7.8.4	If Contractor provides Hevi-wate drill pipe as additional equipment, it will be charged at the rate stated below in ‘Rental Items.’ Charges for transportation, inspection, repair, and hardbanding will be at Operator’s expense. Daily rate will apply from time pipe leaves Contractor’s yard until it returns to Contractor’s yard, to include all time it is on location, whether in use or on standby
7.8.5	If Contractor provides a second string of drill pipe, it will be charged at the rate stated below in ‘Rental Items.’ Charges for transportation, inspection, repair, and hardbanding will be at Operator’s expense. Daily rate will apply from time pipe leaves Contractor’s yard until it returns to Contractor’s yard, to include all time it is on location, whether in use or on standby.
7.8.6	If Contractor supplies rental tubulars or equipment for which the price has not been specifically listed in the Contract, a mutually agreeable price will be negotiated for invoicing purposes. In the absence of a negotiated price, these items will be invoiced at prevailing market rates. Charges for transportation, inspection, repair, and hardbanding will be at Operator’s expense. Rental rate will apply from time item leaves yard until it returns to the yard, to include all time it is on location, whether in use or on standby.

7.9 PDC bits will not be run without a mud motor without mutual consent of Operator and Contractor.

7.10 Contract is for multiple wells. Contract may by extended if mutually agreed to by both Operator and Contractor. Rig availability and timing dependent on prior commitments.

7.11 Commercial Terms:

Mobilization (Bakersfield to Winnemucca): Actual trucking and cranes plus 90% of day rate.
Mobilization between wells: Actual trucking and cranes plus 90% of day rate.
Demobilization: Actual trucking and cranes (to Bakersfield yard or Sacramento yard) plus $60,000.00.
Drill string maintenance and BHA: Inspection rebilled to Operator at end of program.
Subsistence: In addition to the dayrate, a rate of $75.00 per man per day will be charged for subsistence as a separate charge. Motels will be charged at cost.

7.12 Rental Items. The applicable rate is in addition to the daywork rig rate:

Forklift:	$175/day.
Pason Digital Autodriller:	$150/day.
Pason PVT:	$175/day.
Pason geolograph:	$75/day.
Kelly spinner:	$150/day.
(2) Swaco Mongoose linear shakers:	$200/day/shaker. Screens rebilled to Operator at cost.
Iron Roughneck:	$550/day.
Swaco hydraulic choke (if required):	$100/day.
Hevi-wate drill pipe:	$19/joint/day.Second drill string:	$.20/foot/day plus trucking and inspection.
Boiler (winter use only):	$20/hour.

7.13 A 24-hour per day onsite Safety Coach can be available if mutually agreeable to both parties.

7.14 Because of the remote Nevada location, no downtime will be taken for rig repairs. All major rig repairs will be performed at 80% of the Operating Day Rate. 7.15 Specialty high temperature pump and swivel expendables will be rebilled to Operator. Standard swabs and liners will be supplied by Contractor.

7.16 Specialty BOP equipment will be supplied by Operator.

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EXHIBIT "B"

(See Subparagraph 8.3)

The following clauses, when required by law, are incorporated in the Contract by reference as if fully set out:

(1)	The Equal Opportunity Clause prescribed in 41 CFR 60-1.4.

(2)	The Affirmative Action Clause prescribed in 41 CFR 60-250.4 regarding veterans and veterans of the Vietnam era.

(3)	The Affirmative Action Clause for handicapped workers prescribed in 41 CFR 60-741.4.

(4)	The Certification of Compliance with Environmental Laws prescribed in 40 CFR 15.20.

ENSIGN

United States Drilling (California) Inc

Ensign 587 EQUIPMENT LIST

15,000’

DRAWWORKS

♦

Gardner Denver 800; 1000 Hp drawwoks with a Elmago 5032 Aux. Brake.

DRAWWORKS POWER

♦

One GE 752; 1000 Hp Traction Motor

MAST

♦

Pyramid 146’; 820 GNC, 590,000# Hook Load with six sheave cluster and 1 ¼” drilling line.

♦

Traveling Blocks; BJ 350 Ton with BJ 350 Ton Hook.

♦

Swivel; Oilwell PC #300, 300 ton with a 5 ¼” Hex Kelly with Varco HDS Kelly Bushings.

ROTARY TABLE

♦

Gardner Denver; 27 ½” Table

SUBBASE

♦

Pyramid; 24’6” K.B. with 20’3” Rotary Beam Clearance

MUD PUMPS

♦

Main Pump; Gardner Denver PZ10, 1350 Hp 6”x10” triplex powered by two GE752 Traction Motors

♦

Stand By Pump; Gardner Denver PZ10, 1350 Hp 6”x10” triplex powered by two GE752 Traction Motor

MUD SYSTEM

♦

600 bbl. Shaker Pit with three Agitators and twin shakers, Swaco Linear Motion

♦

600 bbl. Main Pit with five agitators and two 5” X 6” mixing pumps powered by 50 Hp motors at 1750 RPM.

LIGHT PLANT

♦

Three 1000 KW Power by Serious 16V2000 at 1500 Hp each

WATER TANK

♦

500 bbl water tank

DRILL PIPE/DRILL COLARS

♦

383 Jts of 5”; 4 ½” IF 19.50 # Grade X 95

♦

90 JTS of 5” 4 ½” IF 25.60 # Grade X 95

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(4) 6 ½” x 2 ¼” Drill Collars with 4 ½” XH Thread

B.O.P.

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Two 11” 5,000 PSI Single Hydraulic Gates and 11” 5,000 PSI Annular Preventor with 140 Gallon Wagner Accumulator

Hole Center
48 Inches
Mouse Hole
13 Feet 9 inches
107 Inches
9 Feet
Rat Hole

Front of Rig

ENSIGN Rig 587

United States Drilling (California) Inc.

Sump Side
11'
16'
8'
8'
11'
46'
35'
150'
165'
122'
Back Of Rig
76'
315'

Title: Ensign Rig 587 Layout	
Author:	
Date: 02/20/2008	Sheet: 1 of 1
Revision: